Exhibit 10.1

THIS EMPLOYMENT LETTER AGREEMENT (“Agreement”) is entered into on this 7th day of September, 2007, by and between (i) KMG AMERICA CORPORATION, a Virginia corporation (“Employer”) and (ii) KENNETH U. KUK (“Executive”).

RECITALS:

A.        Employer has employed Executive in an executive position and has determined that Executive holds an important position with Employer. In anticipation of the merger of Hum VM, Inc. with and into Employer (the “Merger”), whereby Employer will become a wholly-owned subsidiary of Humana Inc., Executive is being asked to enter into this agreement.

B.        Management will be essential to maintain the stability of Employer during the anticipation of the Merger and to promote the successful closing of the Merger. Employer and Executive understand and agree that as part of and to induce Humana Inc. and Hum VM, Inc. to enter into an Agreement and Plan of Merger with Employer providing for the Merger (the “Merger Agreement”), it is necessary to execute this Agreement and thereby to provide for the eventual termination of any and all prior agreements and contracts between the parties and for Executive to release and waive any and all claims, known or unknown, that may arise from such agreements and contracts or the termination of such agreements and contracts.

C.        Employer understands that anticipation of the Merger presents significant concerns for Executive with respect to his financial and job security. Employer desires to assure itself of Executive’s services during the period in which it is confronting such a situation, and to provide Executive certain financial assurances to enable Executive to perform the responsibilities of his position without undue distraction and to exercise judgment without bias due to personal circumstances.

D.        Employer further desires to assure itself that in the event the Merger is consummated, its business is not harmed by Executive’s subsequent competition with Employer’s business. To achieve these objectives, Employer and Executive desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, it is agreed by and between Employer and Executive as follows:

1.         EFFECTIVE DATE, EFFECTIVE TIME AND EMPLOYMENT AT-WILL. The date upon which Humana Inc., Hum VM, Inc. and Employer execute and deliver the Merger Agreement shall constitute the effective date of this Agreement (“Effective Date”). The Effective Time, and all other capitalized terms, unless otherwise defined in this Agreement, shall have the same meaning as ascribed to such terms in the Merger Agreement. EMPLOYER OFFERS AND EXECUTIVE ACCEPTS AND AGREES TO BE EMPLOYED ON AN EMPLOYMENT AT-WILL BASIS FOLLOWING THE EFFECTIVE TIME. NOTHING IN THIS AGREEMENT CONSTITUTES AN EMPLOYMENT CONTRACT BETWEEN EXECUTIVE AND EMPLOYER THAT GUARANTEES TO EXECUTIVE EMPLOYMENT BEYOND THE EFFECTIVE TIME. Employment at-will means that Employer and Executive may unilaterally terminate the employment relationship and this Agreement at will, with or without notice or Cause or Good Reason. Unless terminated sooner by Employer or Employee, this Agreement shall expire on the later of the third anniversary of the Effective Time and December 31, 2010; provided, notwithstanding such expiration, all compensation earned and payable to Executive pursuant to the terms of this Agreement shall survive the expiration of this Agreement.

2.         TERMINATION OF AGREEMENT. Notwithstanding the provisions of this Agreement, this Agreement shall automatically terminate and shall be void ab initio in the event that the Merger Agreement terminates or the Merger contemplated by the Merger Agreement is not consummated on or before April 30, 2008 or such later date as may be established as the date of termination of the Merger Agreement by agreement of Employer, Humana Inc. and HumVM, Inc.

3.         EFFECT ON PRIOR AGREEMENTS. During the period commencing as of the Effective Date and expiring immediately prior to the Effective Time (“the Pre-Closing Period”), the terms of that certain Employment Agreement dated December 21, 2004 by and between Employer and Executive, as amended (the “Current Employment Agreement”), shall remain in full force and effect. Notwithstanding the foregoing, Executive hereby waives all rights under, and all claims for benefits, money or other compensation due Executive under, Sections 8(d), 8(e) and 12 (but only to the extent of any “Gross-Up Payment” under the terms of Section 12 relates to such claims for benefits, money or other compensation under Section 8(d) or Section 8(e)) of his Current Employment Agreement in the event that Executive terminates his employment, or claims that his employment was constructively terminated without Cause (as such term is defined in the Current Employment Agreement) by Employer, during the Pre-Closing Period and the reason or cause of such termination was due to any of the following: (a) the anticipated consummation of the Merger, (b) anticipated changes to the Employer or to Executive’s position with Employer and its affiliates from and after the Effective Time, (c) the anticipated termination of Executive’s Current Employment Agreement at the Effective Time, or (d) anticipated changes to the compensation, benefits, and other terms of Executive’s employment taking effect from and after the Effective Time pursuant to the terms of this Agreement. From and after the Effective Time, and without any further consideration or action by Employer or Executive, this Agreement shall supersede, render void and terminate the Current Employment Agreement and any other prior agreements Executive may have had with Employer or its predecessor entities, provided, however, that such termination shall not affect Executive’s rights to receive compensation and benefits then accrued and unpaid, nor shall such termination affect Executive’s rights to receive the Merger Consideration or the rights and benefits to which Executive is entitled under the terms of the Merger Agreement or this Agreement.

4.         DUTIES. From and after the Effective Time, Executive shall have the title and responsibilities of President of Employer, shall report to the Board of Directors of Employer and to the COO or an appropriate business segment leader of Humana Inc., and shall have his principal office in Minneapolis, Minnesota. Executive agrees to devote full attention to the business and affairs of Employer and to use best efforts to perform faithfully, diligently and efficiently the duties and responsibilities as the President of Employer and such other duties and responsibilities reasonably commensurate with Executive’s skills, ability, and training and that may otherwise be assigned to Executive from time to time by Employer, consistent with his title.

5.         BASE SALARY AND BENEFITS FROM AND AFTER EFFECTIVE TIME. From and after the Effective Time:

(a)       Base Salary. Employer shall pay Executive on a salary basis at a rate equivalent to Three Hundred Thousand Dollars ($300,000) per calendar year (“Base Salary”), less tax withholdings as designated in the tax forms submitted by Executive or otherwise required by law. Base Salary shall be paid on a semi-monthly or biweekly basis. Executive is an exempt status employee pursuant to federal and state wage and hour laws; accordingly, Executive will not be paid overtime. Executive’s Base Salary shall be evaluated and subject to annual increase, but not decrease, consistent with policy of Humana Inc. based on an annual performance review. Employer and Executive understand and agree that the description of payment on a calendar year or annual basis does not affect the employment at-will status provided in Section 1, and therefore, it does not create a presumption that employment is for any definite period of time. Upon termination of Executive’s employment, Executive understands and agrees that he is entitled to Base Salary provided in this paragraph earned up to the date of termination, with the exception of the terms provided in Section 6.

(b)       Employee Benefit Plans. Executive shall participate, to the extent he may be eligible, solely in the “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) maintained from time to time by Employer for employees of Employer and its subsidiaries. Executive will be required to pay his portion of premiums or related payments as designated in such employee benefit plans and/or as designated by Employer. Executive shall be required to comply with the conditions attendant to coverage by such plans and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans as they may be amended from time to time. Nothing herein contained shall be construed as requiring Employer to establish or continue any particular employee benefit plan in discharge of its obligations under this Agreement. At Employer’s sole discretion, Employer may replace such employee benefit plans with similar employee benefit plans available to Humana Inc. employees under the same terms and conditions as provided in Humana Inc.’s employee benefits plans and thereafter Executive shall be covered by Humana Inc.’s employee benefits plans. Upon termination of Executive’s employment and the termination of this Agreement, Executive’s active coverage or participation in such employee benefit plans shall end, unless otherwise provided by the terms of such plans or by law. Additionally, the determination of the level of benefits to which Executive shall be entitled under Employer’s policies will be based on Executive’s date of hire of December 15, 2004.

(c)       Management Incentive Plan. Subject to all terms, conditions, provisions and obligations of Humana Inc.’s Management Incentive Plan, as amended from time to time for all similarly situated executives of Humana Inc. and its subsidiaries (“MIP”), and except as modified by Section 6, Executive shall participate in the MIP, which shall be paid in cash on an annual basis. Executive’s targeted incentive amount will be 50% of his Base Salary. MIP is based upon meeting specific objectives, determined annually. For calendar years 2008 and 2009, and notwithstanding any amendment to the MIP which may be made in calendar years 2008 and 2009, Executive shall receive guaranteed payouts under the MIP of at least 75% and 50% of the targeted incentive, respectively. To receive payment under the MIP, Executive must be a current employee of Employer at the end of the calendar year for which the MIP is awarded, except as modified by Section 6. Employer and Executive understand and agree that neither the MIP, nor the “without Cause,” “Good Reason” or other similar qualifications herein, nor the description of payment on an annual basis affects the employment at-will status provided in Section 1, and therefore, does not create a presumption that employment is for any definite period of time.

(d)       Special Incentive Compensation. Executive shall participate in an additional performance-based cash incentive plan for three years: 2008, 2009, and 2010, more fully described in this Section 5(d) and subject however to the terms of Section 6 (such compensation being sometimes hereinafter referred to as “SIC” and such plan or program as the “SIC Program”). Executive is eligible to earn cash of $149,000 annually upon Employer achieving in calendar year 2008, 2009 and 2010 the Earnings Before Income Tax, Depreciation, and Amortization (“EBITDA”) Targets set forth in Sections 3.2(c), 3.2(g) and 3.2(k), respectively, of Executive’s Restricted Stock Agreement (defined in Section 5(e) below). For calendar years 2008 and 2009, Executive shall receive guaranteed payouts of SIC, regardless of meeting the EBITDA Targets for such calendar years described above, of at least 75% and 50% of $149,000, respectively. Payouts of SIC in calendar years 2008 and 2009 shall be made on a quarterly basis, in advance, equal to 25% of the guaranteed payout for that calendar year. For calendar year 2010, payouts of $37,250 shall be made on a quarterly basis, in advance. For calendar years 2008, 2009 and 2010, a final payment of SIC shall be made following the close of that calendar year to reflect any additional payment due under this SIC Program once the EBITDA has been determined for that calendar year. In the event Executive fails to meet the EBITDA target for calendar year 2010, any quarterly payout made during that calendar year shall be subject to set-off against any other payment due Executive. Employer and Executive understand and agree that neither the award of SIC, nor the description of payment on a quarterly basis, nor the “without Cause,” “Good Reason” or other similar qualifications herein, affect the employment at-will status provided in Section 1, and therefore, does not create a presumption that employment is for any definite period of time.

(e)       Equity Compensation. Subject to all terms, conditions and provisions and obligations of, and only upon execution of, the Humana Inc. Restricted Stock Agreement And Agreement Not to Compete or Solicit Under the 2003 Stock Incentive Plan, attached hereto as Exhibit “A” (the “Restricted Stock Agreement”), issued pursuant to the Humana Inc. Amended and Restated 2003 Stock Incentive Plan (for purposes of this subsection “Plan”), Executive shall receive a grant of performance-based restricted shares of Humana Inc. common stock trading on the New York Stock Exchange (“Restricted Shares”) totaling $1,000,000 (the “Restricted Shares Compensation”). Further, subject to all terms, conditions and provisions and obligations of, and only upon execution of, the Humana Inc. Stock Option Agreement, attached hereto as Exhibit “B” (the “Option Agreement”), issued pursuant to the Plan, Executive shall receive a grant of performance-based options to acquire shares of Humana Inc. common stock trading on the New York Stock Exchange (“Option Shares”), which options shall have an aggregate value of $1,000,000 using a Black-Scholes option-pricing model as of the date of grant (the “Option Compensation,” which together with the Restricted Shares Compensation is sometimes hereinafter collectively referred to as the “Equity Compensation”). Except as otherwise set forth in the Restricted Stock Agreement, restrictions on the Restricted Shares will lapse solely at the end of a three-year performance period if pre-determined levels of performance are achieved. Similarly, except as otherwise set forth in the Option Agreement, the Option will vest at the end of a three-year performance period if pre-determined levels of performance are achieved. Performance metrics are defined in each of the Restricted Stock Agreement and the Option Agreement. The specific number of Restricted Shares and Option Shares awarded or granted to Executive under the Restricted Stock Agreement and the Option Agreement, respectively, and the exercise price for the Option Agreement, shall be determined on the Closing Date, based on the average of the high and low prices of Humana, Inc. common stock on the New York Stock Exchange on that day and the individual target award level. The terms of the Restricted Stock Agreement and the Option Agreement, respectively, shall govern and control any conflict between the terms of this Agreement and the terms of the Restricted Stock Agreement and the Option Agreement, respectively.

(f)        Other Bonuses. Subject to the terms set forth in this Section 5(f), Executive or his heirs shall receive a cash bonus payment of $500,000 paid on the Closing Date of the Merger. In addition, subject to the terms in this Section 5(f), Executive or his heirs shall receive a cash bonus payment of $1,500,000 paid on the third anniversary of the Effective Time (or the first business day immediately following such anniversary if the date of such anniversary is a banking holiday in Louisville, Kentucky), plus interest accrued on the Other Bonus from the Effective Time until the cash bonus amount is paid in full at a rate of 4.31% per annum compounded annually, and which accrued interest shall be paid at such time as the cash bonus is paid in full (collectively, the “Other Bonus”). Except as provided in Section 6, Executive shall receive the Other Bonus at the time provided in the immediately preceding sentence. Employer and Executive understand and agree that neither the award of these Bonuses, nor the description of payment on a future date, nor the “without Cause,” “Good Reason” or other similar qualifications set forth in this Agreement, affect the employment at-will status provided in Section 1, and therefore, does not create a presumption that employment is for any definite period of time.

(g)       Vacation, Holidays and Leave Days. Executive shall earn 20 vacation days per annum on a pro rata basis, and other holiday and leave days, consistent with Employer’s policies for employees of Employer and its subsidiaries. Employer may replace its existing vacation, holidays and other leave days policies with Humana Inc.’s vacation, holidays and other leave days policies; provided, however, that Executive will continue to accrue 20 days of vacation per annum on a pro rata basis under Humana Inc.’s vacation, holidays and other leave days policies.

(h)       No Other Compensation. Executive understands and agrees that, except as expressly provided in this Agreement, he is not entitled to and Employer is under no obligation to provide him any other compensation, payment, bonus, equity, property, or money pursuant to his employment.

6.	COMPENSATION UPON TERMINATION. From and after the Effective Time:

6.1       Termination Without Cause, Upon Death or Disability, or for Good Reason. Employer and Executive understand and agree that if this Agreement and Executive’s employment are terminated by Employer without Cause, or on account of the death or Disability of Executive, or by Executive for Good Reason, then Executive or his heirs shall receive the following:

(a)       any earned and unpaid Base Salary of Executive through the date of such termination and all bonuses earned and relating to any prior year and not yet paid;

(b)       with respect to the MIP, a pro rata portion (determined on a per diem, with the numerator being the number of days lapsed during such year prior to Executive’s termination of employment and the denominator being 365) of the minimum guaranteed payout under the MIP for the calendar year of such termination;

(c)       with respect to the SIC, Executive shall retain all quarterly installments made to Executive prior to such termination and shall receive an additional amount, if any, equal to the difference of (a) a pro rata portion (determined on a per diem, with the numerator being the number of days lapsed during such year prior to Executive’s termination of employment and the denominator being 365) of the full annual amount that Executive could have earned in the year of such termination less (b) all quarterly installments of SIC made to Executive in the year of such termination;

(d)       the full amount of the Other Bonus;

(e)       if such termination occurs within twenty-four (24) months after the Effective Time, Employer will continue to pay Executive’s Base Salary, in semi-monthly or biweekly installments consistent with prior practice (net of applicable withholdings), for a period of six (6) months following such termination; and

(f)       all other compensation and benefits payable upon such termination under other plans and programs of Employer or as required by law, in accordance with the terms of such plans and programs or applicable law.

Payments to Executive under subsections (b), (c), (d) and (e) of this Section 6.1 shall be conditioned upon the prior execution and delivery to Employer of a customary release and waiver of claims from Executive (or Executive’s duly appointed legal representative in the case of death or Disability). (A form of customary release, which is subject to change, but substantially reflects the form Executive would be required to execute and deliver, is attached hereto as Exhibit “C”). Further, payments to Executive under subsection (a), (b), (c) and (d) of this Section 6.1 (provided Executive or his heirs execute and deliver the release attached as Exhibit B), shall be made to Executive or his heirs within 30 days after his employment terminates, in a lump sum net of applicable withholdings. Except as provided in this Agreement, no further compensation, benefits or obligations shall be due to the Executive upon such termination under the terms of this Agreement.

6.2       Termination for Cause or other than for Death, Disability or Good Reason. Employer and Executive understand and agree that if this Agreement and Executive’s employment are terminated by Employer for Cause, or by Executive other than on account of his death or Disability, or by Executive without Good Reason, then the following shall apply:

(a)       Executive or his heirs shall receive his earned and unpaid Base Salary through the date of such termination and all bonuses earned and relating to any prior year and not yet paid;

(b)       No MIP or Other Bonus shall be due Executive;

(c)       With respect to the SIC, Executive or his heirs shall retain all quarterly installments made to Executive prior to the date of such termination, and no further payments of SIC shall be due or owing to Executive; and

(d)       Executive may receive all other compensation and benefits payable upon such termination under other plans and programs of Employer or as required by law, but only if and to the extent expressly permitted by the terms of such plans and programs or required by applicable law.

Except as provided this Agreement, no further compensation, benefits or obligations shall be due to the Executive upon such termination under the terms of this Agreement.

6.3       Certain Definitions.

(a)       For purposes of this Agreement, “Disability” shall mean that Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment affecting Executive which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment affecting Executive which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan of Employer covering its employees.

(b)       For purposes of this Agreement, “Cause” shall mean that Executive: (i) has committed fraud or misappropriated, stolen or embezzled funds or property from Employer or an affiliate of Employer or secured or attempted to secure personally any profit in connection with any transaction entered into on behalf of Employer or any affiliate of Employer; (ii) has been convicted of a felony or failed to contest prosecution for a felony; or (iii) has willfully engaged in misconduct or dishonesty which is determined by the Board of Directors of Employer to be directly and materially harmful to the business or reputation of Employer or any of its affiliates.

(c)       For purposes of this Agreement, “Good Reason” shall mean (i) a failure by the Employer to comply in all material respects with any material provision of this Agreement (other than the Employer’s payment obligations referred in clause (v) below) which has not been cured within thirty (30) days after notice of such noncompliance has been given by the Executive to the Employer, (ii) a substantial diminution in the nature or status of the Executive’s responsibilities without the consent of the Executive, (iii) without the consent of the Executive, a material reduction in employee benefits other than a reduction generally applicable to similarly situated executives of Employer, (iv) without the consent of the Executive, relocation of the Executive’s principal workplace outside a fifty (50) mile radius of Minneapolis/St. Paul, Minnesota, or (v) any failure by the Employer to pay the Executive base salary within ten (10) days after notice of such non-payment has been given by the Executive to Employer, or to pay the Executive any earned bonus which has been determined and to which he is entitled under any bonus plan or under the terms of this Agreement within thirty (30) days after notice of such non-payment has been given by the Executive to Employer.

7.	ADDITIONAL PAYMENTS BY THE EMPLOYER. From and after the Effective Time:

(a)       If it is determined (as hereinafter provided) that any payment or distribution by the Employer to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement including, without limitation, any option, share appreciation right or similar right or the lapse or termination of any restriction on, or the vesting, or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then Executive will be entitled to receive an additional payment or payments (a “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on the Payments.

(b)       All determinations required to be made under this Section 7, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by Humana Inc.’s then current outside auditors; provided that if the firm is unwilling or unable to provide such services, another accounting firm may be selected by the Employer (such accounting firm the “Accounting Firm”). The Employer will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Employer and Executive within 30 business days after the date of the change in control or the date of Executive’s termination of employment, if applicable, and any other such time or times as may be requested by Executive. If the Accounting Firm determines that any Excise Tax is payable by Executive, the Employer will pay the required Gross-Up Payment to Executive no later than five calendar days prior to the due date for Executive’s income tax return on which the Excise Tax is included. If the Accounting Firm determines that no Excise Tax is payable by Executive, it will, at the same time as it makes such determination, furnish Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal, state and local income or other tax return. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment will be binding upon the Employer and Executive. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Employer should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Employer exhausts or fails to pursue its remedies pursuant to Section 7(f) hereof and Executive hereafter is required to make a payment of any Excise Tax, Executive shall so notify the Employer, which will direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Employer and Executive as promptly as possible. Any such Underpayment will be promptly paid by the Employer to, or for the benefit of, Executive within ten (10) business days after receipt of such determination and calculations.

(c)       The Employer and Executive will each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Employer or Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 7(b) hereof.

(d)       The federal, state and local income or other tax returns filed by Executive will be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Executive. To the extent the Excise Tax has not been previously withheld from amounts paid to the Executive, Executive will make proper payments of the amount of any Excise Tax, and at the request of the Employer, provide to the Employer true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Employer, evidencing such payment. If prior to the filing of Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payments should be reduced, Executive will within ten (10) business days pay to the Employer the amount of such reduction.

(e)       The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 7(b) and 7(d) hereof will be borne by the Employer. If such fees and expenses are initially advanced by Executive, the Employer will reimburse Executive the full amount of such fees and expenses within five business days after receipt from Executive of a statement therefore and reasonable evidence of his payment thereof.

(f)        Executive will notify the Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employer of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than ten (10) business days after Executive actually receives notice of such claim and Executive will further apprise the Employer of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Executive). Executive will not pay such claim prior to the earlier of (x) the expiration of the 30-business-day period following the date on which he gives notice to the Employer and (y) the date that any payment of amount with respect to such claim is due. If the Employer notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive will:

(i)        Provide the Employer with any written records or documents in his possession relating to such claim reasonably requested by the Employer;

(ii)       Take such action in connection with contesting such claim as the Employer reasonably requests in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Employer;

(iii)      Cooperate with the Employer in good faith in order effectively to contest such claim; and

(iv)      Permit the Employer to participate in any proceedings relating to such claim; provided, however, that the Employer will bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and will indemnify and hold harmless Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 7(f), the Employer will control all proceedings taken in connection with the contest of any claim contemplated by this Section 7(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided that Executive may participate therein at his own cost and expense) and may, at its option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Employer will determine; provided, however, that if the Employer directs Executive to pay the tax claimed and sue for a refund, the Employer will advance the amount of such payment to Executive on an interest-free basis and will indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Employer’s control of any such contested claim will be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive will be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or any other taxing authority.

(g)       If, after the receipt by Executive of an amount advanced by the Employer pursuant to Section 7(f) hereof, Executive receives any refund with respect to such claim, Executive will (subject to the Employer’s complying with the requirements of Section 7(f) hereof) promptly pay to the Employer the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by Executive of any amount advanced by the Employer pursuant to Section 7(f) hereof, a determination is made that Executive will not be entitled to any refund with respect to such claim and the Employer does not notify Executive in writing of its intent to contest such denial or refund prior to the expiration of 30 business days after such determination, then such advance will be forgiven and will not be required to be repaid and the amount of such advance will offset, to the extent thereof, the amount of Gross-Up Payment required to be paid pursuant to this Section 7. If, after the receipt by Executive of a Gross-Up Payment but before the payment by Executive of the Excise Tax, it is determined by the Accounting Firm that the Excise Tax payable by Executive is less than the amount originally computed by the Accounting Firm and consequently that the amount of the Gross-Up Payment is larger than that required by this Section 7, Executive shall promptly refund to the Employer the amount by which the Gross-Up Payment initially made to Executive exceeds the Gross-Up Payment required under this Section 7.

8.         NON-COMPETITION OBLIGATION. In consideration of Executive’s continuing employment opportunity with Employer after the Effective Time and the MIP, SIC, Equity Compensation and Other Bonus to be provided by Employer hereunder, Executive hereby covenants and agrees that for a period commencing on the Effective Time and ending six (6) months after the effective date of Executive’s termination of employment with Employer (the “Restricted Period”), Executive directly or indirectly, personally, or as an employee, officer, director, partner, member, owner, shareholder, investor or principal of, or consultant or independent contractor with, another person, shall not: engage or participate in, provide services for or on behalf of, or otherwise be connected with, any entity which is engaged in a Competitive Business (defined below) in the Restricted Territory (defined below); provided, however, that Executive’s passive ownership of less than five percent (5%) of the securities of a publicly traded company shall not be treated as an action in violation of the restrictions set forth herein above. This restriction includes engaging in any preparatory activities respecting the commencement of any Competitive Business, including the discussion, either publicly or privately of Employer’s development, invention, or creation of, product or service concepts, product or service designs, underwriting techniques, policy and application forms, marketing intelligence, inventions, technology, or other related information. Executive further acknowledges and agrees that this restriction precludes Executive at any time during the Restricted Period from making any statement or from doing any act intended to cause any existing or potential customers or clients of Employer or its subsidiaries to make use of the services or purchase the products of any person engaged in a Competitive Business. During the Restricted Period, Executive must obtain the advance written approval of Employer prior to engaging in employment or other compensatory services (including services as an agent or independent contractor) for any Competitive Business. For purposes of this Agreement, “Competitive Business” shall mean any business or commercial activity in which Employer or any of its subsidiaries is or has been engaged at any time within the 12-month period prior to the Effective Time, including, without limitation, sales, marketing, distribution, administration and third party administration of supplemental life, disability, and health policies and other supplemental insurance policies. For purposes of this Agreement, “Restricted Territory” shall mean the geographical markets in which the Employer has been engaged in business or commercial activities in the 12-month period preceding termination of employment.

9.         NON-SOLICITATION OBLIGATION. In consideration of Executive’s continuing employment opportunity with Employer after the Effective Time and the MIP, SIC, Equity Compensation and Other Bonuses to be provided by Employer hereunder, Executive hereby covenants and agrees that during the Restricted Period, Executive covenants and agrees that he will not directly or indirectly induce or solicit, or attempt to induce or solicit any employee of Employer to discontinue working for Employer or any affiliate thereof, whether for the purpose of working for any competitor of Employer or any affiliate thereof or otherwise.

10.       CONFIDENTIALITY. Executive shall hold in a fiduciary capacity for the benefit of Employer all proprietary, trade secret, or confidential information, knowledge, or data relating to Employer or any of its affiliated companies, and their respective businesses, (i) obtained by Executive during employment by Employer or any of its affiliated companies and (ii) not otherwise public knowledge (other than by reason of an unauthorized act by Executive). After termination of Executive’s employment with Employer, Executive shall not, without the prior written consent of Employer, unless compelled pursuant to an order of a court or other body having jurisdiction over such matter, communicate or divulge any such information, knowledge, or data to anyone other than Employer and those designated by it.

11.       REASONABLENESS OF SCOPE AND DURATION. Executive represents that his experience, capabilities and circumstances are such that the provisions contained in Sections 8, 9 and 10 will not prevent him from earning a livelihood. Executive hereby acknowledges that the limitations as to time, character or nature and geographic scope placed on his subsequent employment by Sections 8, 9 and 10 of this Agreement are reasonable and fair. If the territorial scope or time limitation of in Sections 8, 9 and 10 are deemed unreasonable by a court of competent jurisdiction, they shall be reduced to the extent necessary to be deemed reasonable and, as so reduced, shall be enforced. It is understood that the covenants made by Executive in Sections 8, 9, 10, 11 and 12 shall survive the expiration or termination of this Agreement, if it expires or terminates after the Effective Time.

12.       REMEDIES AND ENFORCEABILITY.

(a)       Executive understands and agrees that Employer may not be adequately compensated by damages for a breach by Executive of any of the covenants and agreements contained herein, and that Employer shall, in addition to all other remedies, be entitled to injunctive relief and specific performance. Executive hereby affirmatively waives the requirement that Employer post any bond, demonstrate the likelihood of irreparable damage to Employer or demonstrate that any actual damages will be suffered by Employer or any other entity seeking enforcement hereof as a result of Executive’s breach of any provision of this Agreement. Nothing herein contained will be construed as prohibiting Employer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of money damages, and if Employer prevails, it shall also be entitled to the payment of any and all reasonable fees, disbursements, and other charges of the attorneys and collection agents, court costs, and all other costs of enforcement.

(b)       In the event that the Executive institutes any proceeding to enforce his rights under, or to recover damages for breach of this Agreement, the Executive, if he is the prevailing party, shall be entitled to recover from Employer any and all reasonable fees, disbursements, and other charges of the attorneys and collection agents, court costs, and all other costs of enforcement incurred by him.

13.       GOVERNING LAW. This Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Virginia, without giving effect to any conflict of law rule or principle of such state or any other jurisdiction.

14.       TIME PERIODS. All time periods referenced in this Agreement shall be computed by excluding from such computation any time during which Executive is in violation of any provision of this Agreement and any time during which there is pending in any court of competent jurisdiction any action (including any appeal from any final judgment) brought by any person, whether or not a party to this Agreement, in which action Employer seeks to enforce the agreements and covenants in Sections 8, 9, and 10 of this Agreement or in which any individual or entity contests the validity of such agreements and covenants or their enforceability or seeks to avoid their performance or enforcement.

15.       ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein. There are no promises, representations, inducements, or statements between the parties other than those that are expressly contained herein.

16.       AMENDMENT. This Agreement may only be amended by an agreement in writing signed by the party against whom enforcement is sought.

17.       BINDING EFFECT. This Agreement shall be binding upon, and shall inure to the benefit of, the parties, their personal representatives, heirs, devisees, successors and assigns. The duties and covenants of Executive under this Agreement, being personal, may not be delegated.

18.       HEADINGS; SECTION REFERENCES; CONSTRUCTION. Section headings or captions contained in this Agreement are inserted only as a matter of convenience and reference and in no way define, limit, extend or describe the scope of this Agreement, or the intent of any provision hereof. All references herein to Sections shall refer to Sections of this Agreement unless the context clearly otherwise requires. Unless the context clearly states otherwise, the use of the singular or plural in this Agreement shall include the other and the use of any gender shall include all others. The parties have participated jointly in the negotiation and drafting of this

Agreement. If any ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

19.       POLICIES, REGULATIONS AND GUIDELINES FOR EMPLOYEES. Employer may, from time to time, issue policies, rules, regulations, guidelines, procedures or other informational material, whether in the form of handbooks, memoranda or otherwise, relating to Employer’s employees. Executive acknowledges and agrees that such material are general guidelines for Executive’s information and shall not be construed to alter, modify or amend this Agreement for any purpose whatsoever.

20.       SEVERABILITY OF PROVISIONS. If a court holds any provision of this Agreement or its application to any person or circumstance invalid, illegal or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it was held to be invalid, illegal or unenforceable, shall not be affected, and shall be valid, legal and enforceable to the fullest extent permitted by law, but only if and to the extent such enforcement would not materially and adversely frustrate the parties’ essential objectives as expressed in this Agreement. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties intend that the court or arbitrator add to this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be valid and enforceable, so as to effect the original intent of the parties to the greatest extent possible.

21.       RELEASE. Subject to the condition that the Effective Time occur, and taking effect automatically from and after the Effective Time without further act or deed of Executive or Employer, Executive hereby waives and releases any and all claims and causes of action against Employer, known or unknown, in any way related directly or indirectly to Executive’s status as an employee, officer or director of Employer, on or prior to the date hereof, together with any and all claims related to the anticipated termination of the Current Employment Agreement or other agreements, contracts, plans or promises with Employer upon consummation of the Merger; provided, however, that nothing herein shall constitute a waiver or release by Executive of any compensation or benefits accrued and unpaid under the terms of the Current Employment Agreement or such other agreements, contracts, plans or promises, or any claims or rights of Executive under the terms of this Agreement or the terms of the Merger Agreement. Employer and Executive understand and acknowledge that under the terms of the Merger Agreement the stock options granted to Executive in prior agreements will be cancelled upon the Effective Time. Executive understands and acknowledges that, pursuant to the terms of the Merger Agreement, the stock options granted in prior agreements are without value. In consideration of Executive’s continuing employment opportunity with Employer after the Effective Time and the MIP, SIC, the Equity Compensation and Other Bonus to be provided by Employer hereunder, Executive further agrees at the Effective Time to sign a second release of claims, which substitutes the Effective Time for the date of this Agreement, but which is otherwise substantially similar in form and substances to the above release in this Section 21.

[Signature Page Follows]

IN WITNESS WHEREOF, as their free and voluntary act, the parties have executed this letter Agreement as of the date indicated.

KMG AMERICA CORPORATION		/s/ Kenneth U. Kuk
KENNETH U. KUK

BY:	/s/ James E. Nelson	September 7, 2007
Date
ITS:	SVP, General Counsel & Secretary

September 7, 2007
Date